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                                                        EXHIBIT (11)

                                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                       ----------------------------------------------
                                             Computation of Earnings Per Share
                                             ---------------------------------

Amounts in millions except per share amounts
                                                                      Three Months Ended              Nine Months Ended
                                                                           March 31                       March 31
                                                                     2006            2005            2006           2005
                                                                   ---------       ---------       ---------       ---------
BASIC NET EARNINGS PER SHARE
Net earnings                                                       $   2,211       $   1,614       $   6,786       $   5,531
Preferred dividends, net of tax benefit                                   35              32             107              98
                                                                   ---------       ---------       ---------       ---------
Net earnings available to common shareholders                      $   2,176       $   1,582       $   6,679       $   5,433
                                                                   =========       =========       =========       =========

Basic weighted average common shares outstanding                     3,269.6         2,511.0         3,003.4         2,526.9
                                                                   =========       =========       =========       =========

Basic net earnings per common share                                $    0.67       $    0.63        $   2.22    $       2.15
                                                                   =========       =========       =========       =========

DILUTED NET EARNINGS PER SHARE
Net earnings                                                       $   2,211       $   1,614       $   6,786       $   5,531
Deduct preferred dividend impact on
       funding of ESOP                                                    --              --              --              --
                                                                   ---------       ---------       ---------       ---------
Diluted net earnings                                               $   2,211       $   1,614       $   6,786       $   5,531
                                                                   =========       =========       =========       =========

Basic weighted average common shares outstanding                     3,269.6         2,511.0         3,003.4         2,526.9
Add potential effect of:
       Conversion of preferred shares                                  153.7           157.7           154.6           158.9
       Exercise of stock options and other Unvested Equity awards       87.2            61.6            77.4            63.6
                                                                   ---------       ---------       ---------       ---------

Diluted weighted average common shares outstanding                   3,510.5         2,730.3         3,235.4         2,749.4
                                                                   =========       =========       =========       =========

Diluted net earnings per common share                              $    0.63       $    0.59    $       2.10    $       2.01
                                                                   =========       =========       =========       =========
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